Exhibit 15.01

LETTER IN LIEU OF CONSENT OF DELOITTE & TOUCHE LLP

January 29, 2018

Flex Ltd.
2 Changi South Lane
Singapore 486123

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Flex Ltd. and subsidiaries (collectively, the “Company”)  for the three-month periods ended June 30, 2017 and July 1, 2016, and have issued our report dated August 1, 2017, for the three- and six-month periods ended September 29, 2017 and September 30, 2016, and have issued our report dated October 30, 2017, and for the three- and nine-month periods ended December 31, 2017 and 2016, and have issued our report dated January 26, 2018. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June 30, 2017, September 29, 2017, and December 31, 2017, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP